UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-17F-2

CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR

INVESTMENTS IN THE CUSTODY OF

MANAGEMENT INVESTMENT COMPANIES

PURSUANT TO RULE N-17F-2 [17 CFR 270.17f-2]

1. Investment Company Act File Number:			Date Examination completed:
811-06243			April 28, 2025

2. State Identification Number:

AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO

3. Exact name of investment company as specified in registration statement:

Franklin Strategic Series:

Franklin Biotechnology Discovery Fund

Franklin Growth Opportunities Fund

Franklin Natural Resources Fund

Franklin Small Cap Growth Fund

Franklin Small-Mid Cap Growth Fund

Franklin Strategic Income Fund

Franklin Templeton SMACS: Series E

Franklin Templeton SMACS: Series I

4. Address of principal executive office: (number, street, city, state, zip code)

One Franklin Parkway, San Mateo, CA 94403

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Report of Independent Accountants

To the Boards of Trustees and Management of:

Franklin Custodian Funds
Franklin ETF Trust
Franklin Fund Allocator Series
Franklin Global Trust
Franklin Gold and Precious Metals Fund
Franklin High Income Trust
Franklin Investors Securities Trust
Franklin Limited Duration Income Trust
Franklin Managed Trust
Franklin Real Estate Securities Trust
Franklin Strategic Mortgage Portfolio
Franklin Strategic Series
Franklin Templeton ETF Trust
Franklin Templeton Variable Insurance Products Trust
Franklin U.S. Government Money Fund
Franklin Universal Trust
Institutional Fiduciary Trust
Templeton Developing Markets Trust
Templeton Emerging Markets Fund
Templeton Emerging Markets Income Fund
Templeton Global Investment Trust
Templeton Income Trust
Templeton Institutional Funds

And the Boards of Directors and Management of:

Templeton Dragon Fund, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that the Funds listed in Attachment A (the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) (the “specified requirements”) as of November 30, 2024. The Funds’ management is responsible for its assertion and the Funds' compliance with the specified requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about whether management’s assertion is fairly stated in all material respects. The nature, timing and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of management’s assertion, whether due to fraud or error. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP, 405 Howard Street, Suite 600, San Francisco, CA 94105 T: (415) 498 5000, www.pwc.com/us

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Included among our procedures were the following tests performed as of November 30, 2024, and with respect to agreement of security purchases and sales or maturities, for the period from July 1, 2024 (the date of our last examination), through November 30, 2024:

- Confirmation of all securities held by Franklin Templeton Investors Services, Inc. (the “Transfer Agent”), as they pertain to the security positions owned by the Funds and held in book entry form

- Reconciliation of all such securities to the books and records of the Funds and the Transfer Agent

- Agreement of 635 security purchases and 780 security sales or maturities since our last report from the books and records of the Funds to the records of the Transfer Agent confirmations

Our examination does not provide a legal determination on the Funds’ compliance with the specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management's assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of November 30, 2024 with respect to securities reflected in the investment accounts of the Funds are fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Boards of Trustees or Boards of Directors of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/PRICEWATERHOUSECOOPERS, LLP

April 28, 2025

2

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Attachment A

Franklin Custodian Funds:	Examination Period
Franklin DynaTech Funda	July 1, 2024 – November 30, 2024
Franklin Growth Funda	July 1, 2024 – November 30, 2024
Franklin Income Funda	July 1, 2024 – November 30, 2024
Franklin U.S. Government Securities Funda	July 1, 2024 – November 30, 2024
Franklin Utilities Funda	July 1, 2024 – November 30, 2024
Franklin ETF Trust:
Franklin Short Duration U.S. Government ETFa	July 1, 2024 – November 30, 2024
Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund a	July 1, 2024 – November 30, 2024
Franklin Corefolio Allocation Funda	July 1, 2024 – November 30, 2024
Franklin Emerging Market Core Equity (IU) Funda	July 1, 2024 – November 30, 2024
Franklin Global Allocation Funda	July 1, 2024 – November 30, 2024
Franklin Growth Allocation Funda	July 1, 2024 – November 30, 2024
Franklin International Core Equity (IU) Funda	July 1, 2024 – November 30, 2024
Franklin LifeSmart Retirement Income Funda	July 1, 2024 – November 30, 2024
Franklin LifeSmart 2020 Retirement Target Funda	July 1, 2024 – November 30, 2024
Franklin LifeSmart 2025 Retirement Target Funda	July 1, 2024 – November 30, 2024
Franklin LifeSmart 2030 Retirement Target Funda	July 1, 2024 – November 30, 2024
Franklin LifeSmart 2035 Retirement Target Funda	July 1, 2024 – November 30, 2024
Franklin LifeSmart 2040 Retirement Target Funda	July 1, 2024 – November 30, 2024
Franklin LifeSmart 2045 Retirement Target Funda	July 1, 2024 – November 30, 2024
Franklin LifeSmart 2050 Retirement Target Funda	July 1, 2024 – November 30, 2024
Franklin LifeSmart 2055 Retirement Target Funda	July 1, 2024 – November 30, 2024
Franklin LifeSmart 2060 Retirement Target Funda	July 1, 2024 – November 30, 2024
Franklin Moderate Allocation Funda	July 1, 2024 – November 30, 2024
Franklin U.S. Core Equity (IU) Funda	July 1, 2024 – November 30, 2024
Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Funda	July 1, 2024 – November 30, 2024
Franklin International Growth Funda	July 1, 2024 – November 30, 2024
Franklin Gold and Precious Metals Funda	July 1, 2024 – November 30, 2024
Franklin High Income Trust:
Franklin High Income Funda	July 1, 2024 – November 30, 2024
Franklin Investors Securities Trust:
Franklin Convertible Securities Funda	July 1, 2024 – November 30, 2024
Franklin Equity Income Funda	July 1, 2024 – November 30, 2024
Franklin Floating Rate Daily Access Funda	July 1, 2024 – November 30, 2024
Franklin Low Duration Credit Funda	July 1, 2024 – November 30, 2024
Franklin Low Duration Total Return Funda	July 1, 2024 – November 30, 2024

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Franklin Low Duration U.S. Government Securities Funda	July 1, 2024 – November 30, 2024
Franklin Managed Income Funda	July 1, 2024 – November 30, 2024
Franklin Total Return Funda	July 1, 2024 – November 30, 2024
Franklin Limited Duration Income Trusta	July 1, 2024 – November 30, 2024
Franklin Managed Trust:
Franklin Rising Dividends Funda	July 1, 2024 – November 30, 2024
Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Funda	July 1, 2024 – November 30, 2024
Franklin Strategic Mortgage Portfolioa	July 1, 2024 – November 30, 2024
Franklin Strategic Series:
Franklin Biotechnology Discovery Funda	July 1, 2024 – November 30, 2024
Franklin Growth Opportunities Funda	July 1, 2024 – November 30, 2024
Franklin Natural Resources Funda	July 1, 2024 – November 30, 2024
Franklin Small Cap Growth Funda	July 1, 2024 – November 30, 2024
Franklin Small-Mid Cap Growth Funda	July 1, 2024 – November 30, 2024
Franklin Strategic Income Funda	July 1, 2024 – November 30, 2024
Franklin Templeton SMACS: Series Ea	July 1, 2024 – November 30, 2024
Franklin Templeton SMACS: Series Ia	July 1, 2024 – November 30, 2024
Franklin Templeton ETF Trust:
Franklin Emerging Market Core Dividend Tilt Index ETF[a]	July 1, 2024 – November 30, 2024
Franklin Exponential Data ETFa	July 1, 2024 – November 30, 2024
Franklin Focused Growth ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Asia ex Japan ETF[a]	July 1, 2024 – November 30, 2024
Franklin FTSE Australia ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Brazil ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Canada ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE China ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Europe ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Eurozone ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Germany ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Hong Kong ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE India ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Japan ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Japan Hedged ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Latin America ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Mexico ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Saudi Arabia ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE South Korea ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Switzerland ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Taiwan ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE United Kingdom ETFa	July 1, 2024 – November 30, 2024
Franklin International Core Dividend Tilt Index ETFa	July 1, 2024 – November 30, 2024
Franklin Ultra Short Bond ETFa	July 1, 2024 – November 30, 2024
Franklin U.S. Core Bond ETFa	July 1, 2024 – November 30, 2024
Franklin U.S. Core Dividend Tilt Index ETFa	July 1, 2024 – November 30, 2024
Franklin U.S. Equity Index ETFa	July 1, 2024 – November 30, 2024
Franklin U.S. Large Cap Multifactor Index ETFa	July 1, 2024 – November 30, 2024
Franklin U.S. Mid Cap Multifactor Index ETFa	July 1, 2024 – November 30, 2024
Franklin U.S. Small Cap Multifactor Index ETFa	July 1, 2024 – November 30, 2024

[PWC Logo] Franklin U.S. Treasury Bond ETFa	July 1, 2024 – November 30, 2024
Franklin Templeton Variable Insurance Products Trust:
Franklin Allocation VIP Funda	July 1, 2024 – November 30, 2024
Franklin DynaTech VIP Funda	July 1, 2024 – November 30, 2024
Franklin Income VIP Funda	July 1, 2024 – November 30, 2024
Franklin Rising Dividends VIP Funda	July 1, 2024 – November 30, 2024
Franklin Small Cap Value VIP Funda	July 1, 2024 – November 30, 2024
Franklin Small-Mid Cap Growth VIP Funda	July 1, 2024 – November 30, 2024
Franklin Strategic Income VIP Funda	July 1, 2024 – November 30, 2024
Franklin VolSmart Allocation VIP Funda	July 1, 2024 – November 30, 2024
Templeton Developing Markets VIP Funda	July 1, 2024 – November 30, 2024
Templeton Foreign VIP Funda	July 1, 2024 – November 30, 2024
Templeton Global Bond VIP Funda	July 1, 2024 – November 30, 2024
Franklin U.S. Government Money Fund[a]	July 1, 2024 – November 30, 2024

Franklin Universal Trusta	July 1, 2024 – November 30, 2024
Institutional Fiduciary Trust:
Money Market Portfolioa	July 1, 2024 – November 30, 2024
Templeton Developing Markets Trusta	July 1, 2024 – November 30, 2024
Templeton Emerging Markets Funda	July 1, 2024 – November 30, 2024
Templeton Emerging Markets Income Funda	July 1, 2024 – November 30, 2024
Templeton Global Investment Trust:
Franklin Templeton SMACS: Series EMa	July 1, 2024 – November 30, 2024
Templeton Emerging Markets Small Cap Funda	July 1, 2024 – November 30, 2024
Templeton Global Balanced Funda	July 1, 2024 – November 30, 2024
Templeton Income Trust:
Templeton Global Bond Funda	July 1, 2024 – November 30, 2024
Templeton Global Total Return Funda	July 1, 2024 – November 30, 2024
Templeton International Bond Funda	July 1, 2024 – November 30, 2024
Templeton Sustainable Emerging Markets Bond Funda	July 1, 2024 – November 30, 2024
Templeton Institutional Funds:
International Equity Seriesa	July 1, 2024 – November 30, 2024
Templeton Dragon Fund, Inc.a Legend: a: June 30, 2024 represents the date of our last examination.	July 1, 2024 – November 30, 2024

Franklin Templeton Services, LLC

3355 Data Drive

Rancho Cordova, CA 95670

tel (800) 632.2350

franklintempleton.com

Management Statement Regarding Compliance with Certain

Provisions of the Investment Company Act of 1940

We, as members of management of the Funds listed in Attachment A (the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of November 30, 2024, and from July 1, 2024 through November 30, 2024.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of November 30, 2024, and from July 1, 2024 through November 30, 2024, with respect to securities reflected in the investment account of the Funds.

By:

/s/CHRISTOPHER KINGS
Christopher Kings

Chief Executive Officer - Finance and Administration

Franklin Templeton Group of Funds

Date April 28, 2025

/s/JEFFREY W. WHITE
Jeffrey W. White

Chief Financial Officer, Chief Accounting Officer and Treasurer

Franklin & Templeton Funds Boards

Date April 28, 2025

/s/VIVEK PAI
Vivek Pai

Chief Financial Officer, Chief Accounting Officer and Treasurer

Franklin Templeton ETF Trust

Franklin ETF Trust

Date April 28, 2025

Attachment A

Franklin Custodian Funds:	Examination Period
Franklin DynaTech Funda	July 1, 2024 – November 30, 2024
Franklin Growth Funda	July 1, 2024 – November 30, 2024
Franklin Income Funda	July 1, 2024 – November 30, 2024
Franklin U.S. Government Securities Funda	July 1, 2024 – November 30, 2024
Franklin Utilities Funda	July 1, 2024 – November 30, 2024
Franklin ETF Trust:
Franklin Short Duration U.S. Government ETFa	July 1, 2024 – November 30, 2024
Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund a	July 1, 2024 – November 30, 2024
Franklin Corefolio Allocation Funda	July 1, 2024 – November 30, 2024
Franklin Emerging Market Core Equity (IU) Funda	July 1, 2024 – November 30, 2024
Franklin Global Allocation Funda	July 1, 2024 – November 30, 2024
Franklin Growth Allocation Funda	July 1, 2024 – November 30, 2024
Franklin International Core Equity (IU) Funda	July 1, 2024 – November 30, 2024
Franklin LifeSmart Retirement Income Funda	July 1, 2024 – November 30, 2024
Franklin LifeSmart 2020 Retirement Target Funda	July 1, 2024 – November 30, 2024
Franklin LifeSmart 2025 Retirement Target Funda	July 1, 2024 – November 30, 2024
Franklin LifeSmart 2030 Retirement Target Funda	July 1, 2024 – November 30, 2024
Franklin LifeSmart 2035 Retirement Target Funda	July 1, 2024 – November 30, 2024
Franklin LifeSmart 2040 Retirement Target Funda	July 1, 2024 – November 30, 2024
Franklin LifeSmart 2045 Retirement Target Funda	July 1, 2024 – November 30, 2024
Franklin LifeSmart 2050 Retirement Target Funda	July 1, 2024 – November 30, 2024
Franklin LifeSmart 2055 Retirement Target Funda	July 1, 2024 – November 30, 2024
Franklin LifeSmart 2060 Retirement Target Funda	July 1, 2024 – November 30, 2024
Franklin Moderate Allocation Funda	July 1, 2024 – November 30, 2024
Franklin U.S. Core Equity (IU) Funda	July 1, 2024 – November 30, 2024
Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Funda	July 1, 2024 – November 30, 2024
Franklin International Growth Funda	July 1, 2024 – November 30, 2024
Franklin Gold and Precious Metals Funda	July 1, 2024 – November 30, 2024
Franklin High Income Trust:
Franklin High Income Funda	July 1, 2024 – November 30, 2024
Franklin Investors Securities Trust:
Franklin Convertible Securities Funda	July 1, 2024 – November 30, 2024
Franklin Equity Income Funda	July 1, 2024 – November 30, 2024
Franklin Floating Rate Daily Access Funda	July 1, 2024 – November 30, 2024
Franklin Low Duration Credit Funda	July 1, 2024 – November 30, 2024
Franklin Low Duration Total Return Funda	July 1, 2024 – November 30, 2024

Franklin Low Duration U.S. Government Securities Funda	July 1, 2024 – November 30, 2024
Franklin Managed Income Funda	July 1, 2024 – November 30, 2024
Franklin Total Return Funda	July 1, 2024 – November 30, 2024
Franklin Limited Duration Income Trusta	July 1, 2024 – November 30, 2024
Franklin Managed Trust:
Franklin Rising Dividends Funda	July 1, 2024 – November 30, 2024
Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Funda	July 1, 2024 – November 30, 2024
Franklin Strategic Mortgage Portfolioa	July 1, 2024 – November 30, 2024
Franklin Strategic Series:
Franklin Biotechnology Discovery Funda	July 1, 2024 – November 30, 2024
Franklin Growth Opportunities Funda	July 1, 2024 – November 30, 2024
Franklin Natural Resources Funda	July 1, 2024 – November 30, 2024
Franklin Small Cap Growth Funda	July 1, 2024 – November 30, 2024
Franklin Small-Mid Cap Growth Funda	July 1, 2024 – November 30, 2024
Franklin Strategic Income Funda	July 1, 2024 – November 30, 2024
Franklin Templeton SMACS: Series Ea	July 1, 2024 – November 30, 2024
Franklin Templeton SMACS: Series Ia	July 1, 2024 – November 30, 2024
Franklin Templeton ETF Trust:
Franklin Emerging Market Core Dividend Tilt Index ETF[a]	July 1, 2024 – November 30, 2024
Franklin Exponential Data ETFa	July 1, 2024 – November 30, 2024
Franklin Focused Growth ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Asia ex Japan ETF[a]	July 1, 2024 – November 30, 2024
Franklin FTSE Australia ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Brazil ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Canada ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE China ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Europe ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Eurozone ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Germany ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Hong Kong ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE India ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Japan ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Japan Hedged ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Latin America ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Mexico ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Saudi Arabia ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE South Korea ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Switzerland ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE Taiwan ETFa	July 1, 2024 – November 30, 2024
Franklin FTSE United Kingdom ETFa	July 1, 2024 – November 30, 2024
Franklin International Core Dividend Tilt Index ETFa	July 1, 2024 – November 30, 2024
Franklin Ultra Short Bond ETFa	July 1, 2024 – November 30, 2024
Franklin U.S. Core Bond ETFa	July 1, 2024 – November 30, 2024
Franklin U.S. Core Dividend Tilt Index ETFa	July 1, 2024 – November 30, 2024
Franklin U.S. Equity Index ETFa	July 1, 2024 – November 30, 2024
Franklin U.S. Large Cap Multifactor Index ETFa	July 1, 2024 – November 30, 2024
Franklin U.S. Mid Cap Multifactor Index ETFa	July 1, 2024 – November 30, 2024
Franklin U.S. Small Cap Multifactor Index ETFa	July 1, 2024 – November 30, 2024
Franklin U.S. Treasury Bond ETFa

July 1, 2024 – November 30, 2024
Franklin Templeton Variable Insurance Products Trust:
Franklin Allocation VIP Funda	July 1, 2024 – November 30, 2024
Franklin DynaTech VIP Funda	July 1, 2024 – November 30, 2024
Franklin Income VIP Funda	July 1, 2024 – November 30, 2024
Franklin Rising Dividends VIP Funda	July 1, 2024 – November 30, 2024
Franklin Small Cap Value VIP Funda	July 1, 2024 – November 30, 2024
Franklin Small-Mid Cap Growth VIP Funda	July 1, 2024 – November 30, 2024
Franklin Strategic Income VIP Funda	July 1, 2024 – November 30, 2024
Franklin VolSmart Allocation VIP Funda	July 1, 2024 – November 30, 2024
Templeton Developing Markets VIP Funda	July 1, 2024 – November 30, 2024
Templeton Foreign VIP Funda	July 1, 2024 – November 30, 2024
Templeton Global Bond VIP Funda	July 1, 2024 – November 30, 2024
Franklin U.S. Government Money Fund[a]	July 1, 2024 – November 30, 2024

Franklin Universal Trusta	July 1, 2024 – November 30, 2024
Institutional Fiduciary Trust:
Money Market Portfolioa	July 1, 2024 – November 30, 2024
Templeton Developing Markets Trusta	July 1, 2024 – November 30, 2024
Templeton Emerging Markets Funda	July 1, 2024 – November 30, 2024
Templeton Emerging Markets Income Funda	July 1, 2024 – November 30, 2024
Templeton Global Investment Trust:
Franklin Templeton SMACS: Series EMa	July 1, 2024 – November 30, 2024
Templeton Emerging Markets Small Cap Funda	July 1, 2024 – November 30, 2024
Templeton Global Balanced Funda	July 1, 2024 – November 30, 2024
Templeton Income Trust:
Templeton Global Bond Funda	July 1, 2024 – November 30, 2024
Templeton Global Total Return Funda	July 1, 2024 – November 30, 2024
Templeton International Bond Funda	July 1, 2024 – November 30, 2024
Templeton Sustainable Emerging Markets Bond Funda	July 1, 2024 – November 30, 2024
Templeton Institutional Funds:
International Equity Seriesa	July 1, 2024 – November 30, 2024
Templeton Dragon Fund, Inc.a Legend: a: June 30, 2024 represents the date of our last examination.	July 1, 2024 – November 30, 2024